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                                                                      EXHIBIT 23

To the Board of Directors
Biometric Security Corp.:

     We consent to the use of our report dated February 23, 1999, on the consolidated balance sheets of Biometric Security Corp. as at December 31, 1998 and 1997, and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 1998,
included in the Registration Statement on Form S-4 (No. 333-       ) and related
Prospectus of Biometric Security Corp., and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG LLP
Chartered Accountants
Vancouver, Canada
May 6, 1999